Exhibit 99.1

WILSHIRE BANCORP, INC. CONTACT: Alex Ko, EVP & CFO, (213) 427-6560 www.wilshirebank.com	NEWS RELEASE

Jung Hak Son Joins Wilshire Bancorp as Chief Marketing Officer

LOS ANGELES, CA – September 9, 2013 – Wilshire Bancorp, Inc. (NASDAQ: WIBC) (the “Company”), the holding company for Wilshire State Bank (the “Bank”), today announced that Jung Hak Son has joined the Company as Executive Vice President & Chief Marketing Officer.  In this position, Mr. Son will manage a new unit called the New Business Marketing Group, which will be responsible for developing new business relationships for the Bank.  Mr. Son has nearly 30 years of banking experience, most recently serving as Executive Vice President & Chief Credit Officer for Hanmi Bank.

“The addition of Jung Hak Son as our new Chief Marketing Officer significantly strengthens our senior management team and enhances our ability to grow our customer base,” said Jae Whan (J.W.) Yoo, President and Chief Executive Officer of Wilshire Bancorp.  “Mr. Son has spent his entire career working with Korean-American banks in the Los Angeles area and has proven to be one of the most accomplished bankers in our industry.  His experience in lending, branch management and credit administration gives him a unique perspective on the efforts required to attract high quality new relationships to the Bank.  We believe Mr. Son’s skills and expertise will be valuable in helping us to continue growing our franchise in the years ahead.”

Mr. Son began his career at Pacific Union Bank, where he worked for 12 years in lending and branch management prior to the bank’s merger with Hanmi Bank.  Following the merger, Mr. Son served as a Branch Manager and then District Leader for three of Hanmi’s districts in the Los Angeles area.  In 2009, Mr. Son was appointed Chief Credit Officer for Hanmi and was later promoted to Executive Vice President in 2011.  Mr. Son has a Bachelor of Science degree in Accounting from Northeastern Illinois University.

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 25 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.  For more information, please go to www.wilshirebank.com.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. The information in this press release speaks only as of the date of this release and Wilshire Bancorp specifically disclaims any duty to update the information in this press release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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